FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

        This First Amendment to Agreement and Plan of Merger and Reorganization (the "First Amendment") is entered into as of July __, 1999, between and among Nu Skin Enterprises, Inc., a Delaware corporation ("Nu Skin Enterprises"), Big Planet Holdings, Inc., a Delaware corporation ("BP Holdings"), Big Planet, Inc., a Utah corporation ("Big Planet"), Maple Hills Investment, Inc., a Delaware corporation formerly known as Nu Skin USA, Inc., ("Nu Skin USA"), Richard W. King, an individual ("King"), Kevin V. Doman, an individual ("Doman"), and Nathan W. Ricks, an individual ("Ricks"). Nu Skin Enterprises, BP Holdings, Big Planet, Nu Skin USA, King, Doman, and Ricks are referred to herein, collectively, as the "Parties" and, individually, as a "Party." Capitalized terms used but not otherwise defined in this First Amendment shall be deemed to have the meanings ascribed to them in the Agreement (as that term is defined in Recital A below).

                                    RECITALS

        A. WHEREAS, the Parties entered into an Agreement and Plan of Merger and Reorganization dated May 3, 1999 regarding the merger of Big Planet with and into BP Holdings (the "Agreement");

        B. WHEREAS, Big Planet has not procured all of the third-party consents and approvals required to be obtained pursuant to Section 7 of the Agreement prior to the Closing;

        C. WHEREAS, prior to the Closing and pursuant to Section 2.1 of the Agreement, Big Planet accelerated and redeemed all of the options held by the Redeemed Employees (as that term is defined below) and issued pursuant to the Plan, without requiring a release or any investor representations from such option holders;

        D. WHEREAS, the Indemnified Party requires that the Indemnifying Parties indemnify, defend, and hold it harmless from and against any and all Losses arising out of or relating in any way to the acceleration and redemption by Big Planet of the options held by the Redeemed Employees; and

        E. WHEREAS, the Parties now desire to amend the Agreement as set forth in this First Amendment.

        NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Amendment of Section 2.2.2 to Agreement. Section 2.2.2 to the Agreement is amended to delete Doman's option to defer the repayment of the debt owed to either Big Planet or Nu Skin Enterprises, which new Section 2.2.2 shall read in its entirety as follows:

        "2.2.2 Doman Redemption Shares; Debt Repayment. Immediately prior to the Effective Time, the vesting of all shares of Big Planet Common underlying the restricted stock award currently held by Doman (the "Doman Redemption Shares") will be accelerated and the Doman Redemption Shares will be redeemed by Big Planet for a redemption price equal to
        (a) $0.50 per share, (b) less any amount required to be withheld by Big Planet for applicable tax withholdings. The redemption price for the Doman Redemption Shares will be paid by wire transfer or other immediately available funds."

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2. Addition of New Section 8.1.16 to Agreement. A new Section 8.1.16 is added to the Agreement, reading in its entirety as follows:

        "8.1.16 Big Planet shall obtain from each of its employees and consultants listed on Schedules 1, 2, 3, and 4 to Exhibit "G" attached hereto who is an employee or consultant of Big Planet at the Effective Time a release in a form reasonably acceptable to Nu Skin Enterprises and BP Holdings."

3. Amendment of Section 10.8 to Agreement. Section 10.8 to the Agreement is amended to delete the reference to Doman being one of the Indemnifying Parties, which new Section 10.8 shall read in its entirety as follows:

        "10.8 Indemnification. As an inducement for Nu Skin Enterprises to enter into this Agreement, each of Nu Skin USA, King, and Ricks (collectively, the "Indemnifying Parties") shall:"

4. Addition of New Section 10.8.1.1 to Agreement. A new Section 10.8.1.1 is added to the Agreement, reading in its entirety as follows:

        "10.8.1.1 The Parties understand and agree that Big Planet has not procured all of the third-party consents and approvals specified in
        Section 7 above, as it was required to do prior to the Closing pursuant to Section 8.1.3 above. The Parties further understand and agree, in spite of Big Planet not having procured all of such consents and approvals, that Nu Skin Enterprises has nevertheless waived such condition as to all such third-party consents and approvals except for the consents and approvals required from the parties set forth on Exhibit "A" attached hereto (the "Unwaived Matters"), and, upon receipt of consents and approvals from each of the appropriate parties to the Unwaived Matters, Nu Skin Enterprises has agreed to proceed with the Closing in the interest of closing the Merger and the transactions contemplated by this Agreement; provided, however, that Big Planet hereby agrees to use its best efforts to obtain as soon as possible after the Closing Date all consents and approvals that were not obtained prior thereto and that were waived by Nu Skin Enterprises (the "Waived Matters"). Notwithstanding the waiver by Nu Skin Enterprises of such closing condition with respect to the Waived Matters, subject to the Indemnification Limitation Agreement, as amended by the First Amendment to Indemnification Limitation Agreement, the Indemnifying Parties shall nevertheless agree to indemnify, defend, and hold each Indemnified Party harmless from and against any and all Losses arising out of or relating in any way to the Unwaived Matters prior to the Closing, as well as all Waived Matters prior to the Closing, and Nu Skin Enterprises' waiver of such closing condition with respect to all such third-party consents and approvals shall in no way be deemed to undermine, or in any way to constitute a waiver of, the Indemnifying Parties' indemnification obligation to the Indemnified Party pursuant to Section 10.8.1 above."

5. Addition of New Section 10.8.1.2 to Agreement. A new Section 10.8.1.2 is added to the Agreement, reading in its entirety as follows:

        "10.8.1.2 The Parties acknowledge that prior to the Closing and pursuant to Section 2.1 of the Agreement, Big Planet accelerated and redeemed all of the options held by Big

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        Planet  employees  and  issued  pursuant  to  the  Plan  (the  "Redeemed
        Employees"), without obtaining a release from such Redeemed Employees. The Parties further acknowledge that the Indemnified Party requires that the Indemnifying Parties indemnify, defend, and hold it harmless from and against any and all Losses arising out of or relating in any way to
        (a) any equity incentives or restricted stock awards previously granted by Big Planet to any employee or consultant of Big Planet, (b) the grant to and the acceleration and redemption of any options or equity incentives held by any employee or consultant of Big Planet, (c) the Merger, (d) this Agreement, and (e) any employee or consultant employed or engaged by Big Planet, including, but not limited to, Losses arising
        from  the  violation  by  Big  Planet  of  any  securities,   corporate,
        fiduciary, or employment law, statute, rule, or regulation. Accordingly,
        the  Indemnifying   Parties  shall,   subject  to  the   Indemnification
        Agreement,   as  amended  by  the  First  Amendment  to  Indemnification
        Limitation Agreement, indemnify, defend, and hold the Indemnified Party harmless from and against any and all such Losses."

6. Amendment of Section 10.10 to Agreement. Section 10.10 of the Agreement is amended to read in its entirety as follows:

        "10.10 Equity and Other Incentives. In consideration of the covenants and agreements of King, Doman, and Ricks contained herein, and as a further inducement to cause King, Doman, and Ricks to enter into this Agreement, Nu Skin Enterprises agrees at the Closing to comply with the requirements of Exhibit "G" attached hereto; provided, however, that Nu Skin Enterprises shall only be obligated to issue the awards and options contemplated being issued by Exhibit "G" attached hereto (a) to the individuals listed in Exhibit "G" who continue to be and are employees or consultants of Big Planet at the Effective Time and (b) to those individuals listed in Exhibit "G" who execute a release in a form reasonably acceptable to Nu Skin Enterprises and BP Holdings."

7. Amendment to Exhibit "G" to Agreement. Schedules 1, 2, 3 and 4 to Exhibit "G" to the Agreement are amended to delete all references to Doman, so as to provide that Doman will not be entitled to be issued any awards or options under Exhibit "G".

8. Miscellaneous.

        8.1 No Other Amendments. The Agreement shall remain in full force and effect except as otherwise specifically provided by this First Amendment, and no other amendments, modifications, or changes shall be deemed to have been made to the Agreement except for those set forth in this First Amendment.

        8.2 Counterparts. This First Amendment may be executed by facsimile and in counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument.

        8.3 Incorporation of Recitals. The above Recitals are deemed to be incorporated herein by reference and made a part hereof.



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        IN WITNESS  WHEREOF,  the Parties  have caused this First  Amendment  to
Agreement and Plan of Merger and Reorganization to be signed as of the day and year first above written.

                                 NU SKIN ENTERPRISES, INC.


                                 By:   -------------------------------------
                                       M. Truman Hunt
                                 Its:  Vice President and General Counsel

                                 BIG PLANET HOLDINGS, INC.


                                 By:   -------------------------------------
                                       M. Truman Hunt
                                 Its: Secretary

                                 BIG PLANET, INC.


                                 By:   -------------------------------------
                                       Richard W. King
                                 Its: President


                                 -------------------------------------------
                                 Richard W. King


                                 -------------------------------------------
                                 Kevin V. Doman


                                 -------------------------------------------
                                 Nathan W. Ricks

                                 MAPLE HILLS INVESTMENT, INC.
                                 (formerly known as Nu Skin USA, Inc.)


                                 By:   -------------------------------------
                                       Steven J. Lund
                                 Its:  President and Chief Executive Officer

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The Compnay will furnish  supplementally  a copy of any omitted  schedule to the
Commission upon request.